Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Charter Communications, Inc.:

We consent to the incorporation by reference in the registration statement Nos. 333-200436 and 333-200438 on Form S-8 and No. 333-211518 on Form S-3 of Liberty Broadband Corporation of our report dated January 30, 2019, with respect to the consolidated balance sheets of Charter Communications, Inc. and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, which report is incorporated by reference in the December 31, 2018 annual report on Form 10-K of Liberty Broadband Corporation.

/s/ KPMG LLP

St. Louis, Missouri
February 7, 2019